EXHIBIT 99.1

Stephen P. Mumblow

April 15, 2008

Mr. James W. Hall
Chairman and Chief Executive Officer
Journal Register Company
790 Township Line Road
Yardley, PA 19067

Dear Jim:

In furtherance of our prior discussions, I wish to inform Journal Register Company of my intention to resign as a member of the Board of Directors and Chairman of the Audit Committee effective May 15, 2008.

The newly projected time commitment schedule for a member of the Board of Directors of Journal Register Company, when combined with my other time commitments, do not allow for sufficient time allocations for the expected workload at Journal Register Company. A new Board Member with a more free and flexible time schedule is recommended.

I thank the shareholders, you, the Board of Directors and the staff at Journal Register Company for the opportunity to be of service.

Best Regards,

/s/ Stephen P. Mumblow

Stephen P. Mumblow